Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-269136, 333-261983, 333-260727, and 333-257877) on Form S-8 and the registration statements (Nos. 333-268585 and 333-262008) on Form S-3 of our report dated April 10, 2024, with respect to the consolidated financial statements of BurgerFi International, Inc.
/s/ KPMG LLP
Miami, Florida
April 10, 2024